Exhibit 10.3

FIRST AMENDMENT TO

REAL ESTATE PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this "First Amendment"), is made as of this day of September, 2016 (the "Effective Date"), by and between MEDALIST FUND I-A, LLC, a Delaware limited liability company ("Seller"); and MDR FRANKLIN SQUARE, LLC, a Delaware limited liability company, or its permitted assigns ("Buyer").

RECITALS

A.            Seller and Medalist Diversified Holdings, L.P. ("Holdings") entered into that certain Real Estate Purchase and Sale Agreement (the "Agreement") effective as of June 1, 2016, regarding the purchase of the Property, which is more particularly described in the Agreement.

B.            Medalist assigned all its right, title, and interest in, to, and under the Agreement to Buyer pursuant to that certain Assignment and Assumption of Contract of Sale dated June 24, 2016.

C.            The parties have agreed to modify and amend the Agreement as more particularly set forth in this First Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1.             Definitions. All capitalized terms used this in this First Amendment but not otherwise defined shall have their same meanings as set forth in the Agreement.

2.             Purchase Price. Section 1.3 of the Agreement is hereby deleted and replaced with the following in its entirety.

1.3 (a)	Purchase Price. The purchase price for the Property shall be Twenty Five Million Five Hundred Thousand and 00/Dollars ($20,500,000.00) plus or minus all adjustments and/or credits as set forth herein (the "Purchase Price").

(b) Payment of Purchase Price. The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below) , in the following manner: (i) by the assumption of all amounts outstanding under the Assumed Loan (as defined below) (the "Assumption Amount"), as further described under Section 9.20 below; and (ii) by the payment by wire transfer of immediately available federal funds in amount equal to the Purchase Price less the Assumption Amount (the "Cash Amount").

Notwithstanding the foregoing, in lieu of an all-cash payment of the Cash Amount, Seller may, in Seller's sole discretion, accept a combination of cash and units of limited partnership interest ("OP Units") in the Buyer (the "Aggregate Consideration"). The proportion of cash and OP Units, if any, shall be determined by the Buyer and Seller on or prior to the Closing Date.

3.             Loan Assumption. The following Section 9.20 is hereby added to the Agreement, and shall be incorporated therein as if such Section had been a part of the original Agreement:

9.20	Loan Assumption.

(a)	Buyer recognizes and agrees that in connection with a loan (the "Assumed Loan") initially made to Seller by JEFFRIES LOANCORE LLC, a Delaware limited liability company (the "Lender"), the Property presently is encumbered by a Deed of Trust, Assignment of Leases and Rents, and Security Agreement dated as of February 10, 2016 (the "Assumed Deed of Trust"), and certain other security and related documents in connection with the Assumed Loan (collectively, the "Assumed Encumbrances"). The Assumed Loan is evidenced by that certain promissory note dated February 10, 2016 in the stated principal amount of Fourteen Million Two Hundred Seventy-Five Thousand and NO/ 100 Dollars ($14,275,000.00) (the "Note" and together with the Assumed Deed of Trust, the Assumed Encumbrances and any other documents executed by Seller in connection with the Assumed Loan, the "Assumed Loan Documents"), executed by Seller and payable to the order of the Lender. Seller agrees that it will make available to Buyer copies of the Assumed Loan Documents by providing such copies that are in Seller's possession or control directly to Buyer, within ten (10) business days after the Effective Date.

(b)	At the Closing, subject to the Lender's consent and approval as provided for in this Agreement: (a) Buyer shall assume Seller's obligations under the Note and all of the other Assumed Loan Documents and accept title to the Property subject to the Assumed Encumbrances, and (b) the Lender shall release Seller, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from all obligations under the Assumed Loan Documents (collectively, the foregoing (a) and (b) referred to herein as the "Loan Assumption and Release").

(c)	Buyer acknowledges that the Assumed Loan Documents require the satisfaction by Buyer of certain requirements as set forth therein to allow for the Loan Assumption and Release. Accordingly, Buyer, at its sole cost and expense, shall submit a complete application to Lender for assumption of the Assumed Loan together with all documents and information required in connection therewith (the "Loan Assumption Application"), on or prior to the expiration of the Inspection Period. Buyer acknowledges and agrees that Buyer is solely responsible for the preparation and submittal of the Loan Assumption Application, including the collection of all materials, documents, certificates, financials, signatures, and other items related to Buyer that are required to be submitted to Lender in connection with the Loan Assumption Application; provided, however, Seller shall cooperate with Buyer to provide such documentation and information as may be required in connection with the Loan Assumption Application. Seller acknowledges and agrees that Seller is responsible for the submittal to Lender of all materials, documents, certificates, financials, signatures, and other items related to the Seller that are required to be submitted to Lender in connection with the Loan Assumption Application; provided, however, Buyer shall cooperate with Seller to provide such documentation and information as may be required in connection with the Loan Assumption Application.

(d)	Buyer shall comply with Lender's reasonable assumption guidelines in connection with the Loan Assumption and Release. Buyer shall be responsible at its sole cost and expense to use commercially reasonable efforts to correct and re-submit any deficiencies noted by Lender in connection with the Loan Assumption Application no later than three (3) business days after notification from Lender of such deficiency. Notwithstanding the foregoing, Buyer shall not be required to assume the Assumed Loan and Buyer may terminate this Agreement and receive a Refund of the Deposit if Lender's approval of the assumption is conditioned upon material modifications to the current Assumed Loan documents which would, without limitation, increase the interest rate, shorten the maturity date, or require any form of additional or increased security or cash collateral on the part of Buyer beyond what is currently provided for in the Assumed Loan documents. Buyer shall not request any material modifications of the Assumed Loan documents or to the business terms of the Loan. In addition, and for the avoidance of doubt, Buyer shall not place any supplemental financing on the Property on or prior to Closing.

(e)	Buyer shall pay all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees, title fees and endorsement fees) imposed or charged by the Lender or its counsel (such fees and expenses collectively being referred to as the "Lender Fees"), in connection with the Loan Assumption Application and the Loan Assumption and Release; provided, however, Seller shall be solely responsible for the payment of any and all penalties and fees related to the acts or omissions of Seller under the Assumed Loan Documents.

(f)	Seller shall assign all of its right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with the Assumed Loan, and at Closing, Buyer shall remit to Seller an amount equal to the balance of such reserves (including, without limitation, the tenant improvement reserve, capital improvement reserve, tax reserve, and insurance reserve), impounds and accounts so assigned.

(g)	The Loan Assumption and Release upon Closing shall be a condition to Closing unless waived by Buyer and Seller. In the event Lender delivers written notice expressly rejecting the Loan Assumption and Release, then this Agreement shall thereafter be terminated due to the failure of said condition, and the Deposit shall be Refunded to Buyer and neither party shall have any further liability hereunder, except for such obligations and indemnities which expressly survive the termination of this Agreement.

4.             Ratification. The parties hereby ratify and affirm the Agreement, which Agreement shall remain in full force and effect, except as specifically modified by this First Amendment.

5.             Counterpart Signatures. This First Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

6.             Facsimile and PDF Signatures. Handwritten signatures to this First Amendment transmitted by telecopy or electronic mail (for example, through use of a Portable Document Format or "PDF" file) shall be valid and effective to bind the party so signing. Each party to this First Amendment shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this First Amendment.

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IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

SELLER:

MEDALIST FUND I-A, LLC, a
Delaware limited liability company

By:	Medalist Fund Manager, Inc., a
Virginia corporation
Its: Manager

	By:	/s/ Thomas Messier
	Name:	Thomas Messier
	Title:	Manager

BUYER:

MDR FRANKLIN SQUARE, LLC, a

Delaware limited liability company

By:	/s/ Thomas Messier
Name:	Thomas Messier
Its:	Authorized Signatory